Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") made as of the 24th day of April, 2012 (the “Effective Date”) between FRIENDFINDER NETWORKS INC., a Nevada corporation (“FFN”) and Various, Inc., a California corporation (“Various”) (FFN and Various collectively defined herein as the “Company”) having offices at 220 Humboldt Court, Sunnyvale, CA 94089 and ANTHONY L. PREVITE (the "Executive").

WHEREAS, the Company and Executive are parties to that certain Employment Agreement effective March 14, 2011(the "Employment Agreement"); and

WHEREAS, the Company and Executive have agreed to amend and restate the Employment Agreement under the terms and conditions provided herein; and

WHEREAS, the Company desires to continue the Executive's employment and the Executive desires to accept such continued employment by the Company on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.             Employment.  The Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company, upon the terms and conditions set forth below.

2.             Term.  Subject to the provisions for termination herein provided, the employment of the Executive shall commence as of the date the Company and the Executive have signed this Agreement (the "Effective Date") and shall continue for a term of five (5) years (the "Term").

3.             Duties and Responsibilities.

3.1           During the Term, the Executive shall have the following positions with the Company: (a) commencing on March 30, 2012 through the close of business on June 30, 2012, the Executive shall have the position of President and Chief Operating Officer of the Company; and (b) on the condition that the Executive performs his duties and responsibilities of President to the satisfaction of the Chief Executive Officer and the Chairman of the Board (the “Executive Management”), commencing on July 1, 2012 through the remainder of the Term, the Executive shall have the position of President and Chief Executive Officer of the Company.

3.2           At all times during the Term and in connection with the above positions, the Executive shall perform such executive duties and responsibilities commonly incident to such office as may be assigned to him from time to time by or under the authority of the Executive Management and the Board of Directors of the Company (the "Board"), and, in the absence of such assignment, such duties customary to such offices as are necessary to the operations of the Company.  The Executive shall report directly to Executive Management.

3.3           At all times during the Term, the Executive's employment by the Company shall be full-time and the Executive agrees that he will devote his business time and attention, his best efforts, and all of his skill and ability to promote the interests of the Company.  Executive shall not become an employee of any business other than that of the Company.  The Company hereby agrees that so long as Executive complies with the requirements of this Agreement and his fiduciary duties to the Company, the Executive will not be prohibited from making passive investments, serving on civic or charitable boards or committees, or serving on the board of directors or other governing body of companies that do not compete with the Company or any of their affiliates.

3.4           The Executive's services shall be substantially performed at the Company's offices in Northern California (currently located at 220 Humboldt Court, Sunnyvale, California 94089), subject to necessary travel requirements of his position and duties hereunder.

3.5            Nothing contained herein shall require the Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. The Executive shall act in accordance with all laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

4.           Compensation.

4.1           Base Salary.  Subject to Section 9 hereof, during the Term, the Company shall pay the Executive the following "Base Salary" in accordance with the Company's customary payroll practices as in effect from time to time (but in no event less frequently than monthly): (a) commencing March 30, 2012 through the close of business on June 30, 2012, the Executive shall receive a Base Salary of $800,000 per annum; and (b) commencing July 1, 2012 through the remainder of the Term, the Executive shall receive a Base Salary of $990,000 per annum.  The Base Salary may be increased from time to time in the discretion of the Board.

4.2           Bonus. In addition to the Base Salary, the Executive will be eligible to receive a performance bonus during each year of employment with the Company during the Term of up to one hundred percent (100%) of the Base Salary. The award of each year's performance bonus, if any, shall be based upon the following performance criteria: (a) seventy-five percent (75%) based on the compensation committee's objective evaluation of revenue growth, successful integration of acquisitions, EBITDA growth and margin improvement, which shall be provided to the Executive in writing at the beginning of each Fiscal Year (and no later than January 31 of each Fiscal Year), and (b) twenty-five percent (25%) based on the compensation committee's subjective evaluation of the Executive's performance.  Such determination shall be made after consultation with the Executive within sixty (60) days following the end of each Fiscal Year during the Term commencing with the Fiscal Year ended December 31, 2012.  For the Fiscal Year 2012, the criteria set forth above shall be evaluated commencing on the Effective Date.  The Executive must be employed by the Company through December 31 of the applicable Fiscal Year in order to receive a bonus with respect to such Fiscal Year.  Subject to Section 9 hereof, the Company shall pay any performance bonus payable hereunder within seventy-four (74) days following the end of the applicable Fiscal Year; provided, however, to the extent any portion of the bonus (the "Excess Bonus"), is not deductible by the Company pursuant to Section 162(m) of the Code, then such Excess Bonus shall not be paid to the Executive until the first day of the month following the date of Executive's termination of employment with the Company. The full performance bonus that may be awarded pursuant to this Section 4.2, as it may be increased from time to time in the discretion of the Board, shall be referred to herein as the "Bonus."

4.3           Equity Compensation.  Executive has been granted equity compensation in the past, and will be provided further grants under the Company’s equity compensation plans from time to time commensurate with Executive’s status as a senior executive of the Company.  Executive's tenure under the Company's existing equity compensation plans shall remain unchanged.

4.4           Restricted Stock.  Subject to stockholder approval and other necessary corporate approvals, during the Term, the Company shall issue to the Executive 500,000 shares of restricted stock (the "Restricted Stock"), one-third of which Restricted Stock shall vest on each of the first three anniversaries of the date of issuing the Restricted Stock; provided, that, the Executive is employed by the Company on each such anniversary date, which Restricted Stock the Executive shall not sell, transfer, assign or otherwise convey prior to the third anniversary of the date such Restricted Stock is issued.  In the event that the Executive ceases to be employed by the Company, except for termination of the Executive's employment under Certain Circumstances or due to the Executive's death, "disability" (as defined under the Company's Restricted Stock Plan) or termination of the Executive's employment upon the expiration of the Term, the Company shall have the right to repurchase any Restricted Stock issued less than three years prior to the date of such termination at the fair market value of the Restricted Stock on the date such Restricted Stock was issued.  The Company shall provide written notice to the Executive of its intention to exercise such repurchase right no later than five (5) days after the date of termination of employment and the repurchase of the Restricted Stock shall be consummated within ten (10) days of such notice.

For purposes of this Agreement, "Certain Circumstances" shall mean the termination of the Executive's employment (i) by the Company Without Cause (as defined in Section 5.1); or (ii) by the Executive for Good Reason (as defined in Section 5.2); or (iii) as a result of a Change in Control (as defined in Section 6).

4.5           Share Adjustment.  All share amounts contemplated in Section 4.4 are subject to appropriate adjustment in the event of a stock split, reverse stock split, merger, recapitalization and similar transactions which may take place after the date hereof.

4.6           Expenses.  The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive, accompanied by vouchers therefore in accordance with the Company's policies, in the course of providing management services to the Company.

4.7           Vacation.  The Executive shall be entitled to paid vacation as well as paid holidays and paid time off according to the Company policy in effect from time to time.

4.8           Benefits.  During the Term of this Agreement, the Executive shall be eligible to participate in each of the Company's existing or future benefit plans, policies or arrangements maintained by the Company and made available to employees generally, as well as all such existing or future benefit plans, policies or arrangements maintained by the Company for the benefit of executives.  Except as specifically provided for herein, no additional compensation under any such plan, policy or arrangement shall be deemed to modify or otherwise effect the terms of this Agreement.

4.9            D&O Insurance Coverage.  The Company shall cover Executive in its standard D&O insurance policy, under the current limits and evidence in place and shall provide written evidence of such coverage upon request by the Executive; provided that the limits shall be no less than $10 million per defined loss, and $10 million in total coverage.

4.10           Indemnification Agreement.  It is hereby agreed between Executive and Company that Executive’s Indemnification Agreement entered into as of April 21, 2009 shall remain in full force and effect in accordance with its terms.

5.           Termination.

5.1           Termination by the Company for Cause. The Company may terminate the Executive's employment and this Agreement at any time during the Term for Cause, effective immediately upon written notice to the Executive of such termination.  For purposes of this Section 5.1, "Cause" shall mean: a willful failure or refusal on Executive's part to perform Executive's duties under this Agreement, willful failure or refusal to carry out the lawful directions of the Board; willful gross misconduct, willful dishonesty or fraud on Executive's part in connection with Executive's employment, regardless of whether it results in economic harm to the Company or its subsidiaries or affiliates; or a material breach by the Executive of any provision of this Agreement.  No termination of the Executive's employment hereunder by the Company for Cause shall be effective as a termination for Cause unless the provisions of this Section shall first have been complied with. The Executive shall be given written notice by the Board, with such notice stating in reasonable detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based.  The Executive shall have ten 10) days after receipt of such notice to fully cure such alleged violation, if possible.  If he fails to cure such alleged violation within such ten (10) day period, the Executive shall then be entitled to a hearing in person (together with counsel) before the full Board.  If after such hearing, the Board gives written notice to the Executive confirming that a majority of the members of the full Board voted after the hearing to terminate him for Cause, the Executive’s employment shall thereupon be terminated for Cause.  For purposes hereof, no act or omission shall be deemed to be “willful” if such act or omission was taken (or omitted) in the good faith belief that such is in the best interests of, or not opposed to the best interests of, the Company or if such act or omission resulted from the Executive’s physical or mental incapacity.

5.2           Termination by the Company Without Cause.  The Company may terminate the Executive's employment and this Agreement without Cause upon thirty (30) days' prior written notice to the Executive.

5.3           Termination by the Executive for Good Reason.  The Executive may terminate his employment and this Agreement for Good Reason.  A resignation for "Good Reason" shall mean a resignation by the Executive of the Executive's employment within sixty (60) days following the occurrence of any of the following events or the date that the Executive has actual knowledge of any of the events, if later:

(a)           Without the Executive's written consent, a material change or reduction of his duties, title(s), position or responsibilities;

(b)           Without the Executive's written consent, a significant reduction by the Company in the Base Salary or Bonus as in effect immediately prior to such reduction or a significant reduction or failure to provide the other compensation and benefits to Executive as set forth under this Agreement;

(c)           Without the Executive's written consent, a requirement by the Company that the Executive relocate his office to a location more than fifty (50) miles from its then-current location; or

(d)           The Company’s breach of any provision in this Agreement.

5.4           Voluntary Termination by the Executive Without Good Reason.  The Executive may voluntarily terminate his employment hereunder without Good Reason, upon not less than 60 days' prior written notice to the Company.

5.5           Death.  The Executive's employment and this Agreement shall automatically terminate upon the Executive's death.

6.           Severance.

6.1           In the event of a termination of the Executive’s employment by the Company for Cause, by the Executive without Good Reason, due to the expiration of the Term or as a result of the Executive’s death, the Executive (or his estate, as applicable) shall be entitled to (i) his Base Salary earned but unpaid through and including the date of the termination of his employment, (ii) any unpaid bonus that is earned and accrued for any completed Fiscal Year, and (iii) any benefits or payments to which the Executive is entitled under any Company plan, program, agreement, or policy (collectively, the “Accrued Amounts”).   For avoidance of doubt, absent a termination of employment in connection with a Change in Control pursuant to Section 6.3 the Executive shall not be entitled to any severance benefits pursuant to Section 6.2 if his employment is terminated by the Company for Cause, by the Executive without Good Reason or due to the Executive's death or the expiration of the Term; provided that, in the event that the Executive's employment is terminated by the Company for Cause (a "Discretionary Severance Event"), the Board (without the Executive's participation), in its sole and absolute discretion, may choose to pay the Executive an amount equal to the sum of the payments referred to in subsections 6.2(a) and (b) below, payable in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date.

6.2           In the event the Executive’s employment is terminated by the Company without Cause (which does not include termination due to expiration of the Term) or by the Executive for Good Reason during the Term, the Executive shall be entitled to the Accrued Amounts and, subject to the Executive’s signing, returning to the Company and not revoking a release of claims related to the Executive's employment with the Company, for the benefit of the Company, in the form provided by the Company and mutually agreed upon by the parties (the “Release”), the Executive shall be entitled to receive, and the Company shall be obligated to provide, the following severance benefits:

(a)               Payments to the Executive of an amount equal to the Base Salary owed to the Executive for the remainder of the Term in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company;

(b)             Payment to the Executive of an amount equal to one hundred percent (100%) of the Bonus opportunity actually earned for the Fiscal Year prior to the year of termination, if any; this amount shall be paid in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company;

(c)             The same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for the Executive and his dependents on the day immediately preceding the date of termination of employment; provided, however that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (ii) the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA. The Company shall continue to provide the Executive and his dependents with such health coverage at the Company's expense until the date the Executive and his dependents are no longer eligible to receive continuation coverage pursuant to COBRA; and

(d)             All outstanding stock options, restricted stock and other awards granted under the Incentive Plan (the "Awards") shall immediately vest upon termination and the Executive shall be entitled to sell, transfer or otherwise convey all shares of stock received pursuant to the Awards as of the date of termination notwithstanding any provision in any award agreement to the contrary, subject to compliance with the federal securities laws.  Executive shall remain eligible to exercise his stock options through the expiration date of such stock options notwithstanding any provision in any stock option award agreement to the contrary.  Notwithstanding this subsection 6.2(d), however, Executive shall have the option, in his sole discretion, to elect to forgo the accelerated vesting of the Awards.

Notwithstanding anything else to the contrary in this Agreement, all severance and benefits provided in this Section 6.2 or 6.3 below are subject to the Executive’s signing, returning to the Company and not revoking a release of claims related to the Executive's employment with the Company, for the benefit of the Company, in the form provided by the Company and mutually agreed upon by the parties (the “Release”) within 45 days following the date the Executive actually receives an execution copy of such Release.  The Company shall have no more than 15 days following the Executive's termination of employment to provide Executive with such release.  In the event the 60 day post-termination period, during which the payments referred to in subsections 6.2(a) and (b) above or 6.3(a), 6.3(b) or 6.3(c) below are required to be made, begins in one taxable year of the Executive and ends in a second taxable year of the Executive, the payments referred to in subsections 6.2(a) and (b) above or 6.3(a) 6.3(b), or 6.3(c) below shall be made in the second taxable year (and within such 60 day period).

6.3           In the event that the Executive's employment is terminated for any reason within 12 months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s signing, returning to the Company and not revoking a release of claims related to the Executive's employment with the Company, for the benefit of the Company, in the form provided by the Company and mutually agreed upon by the parties (the “Release”), the Executive shall be entitled to receive, and the Company shall be obligated to provide, the following severance benefits:

(a)               Payments to the Executive of an amount equal to the Base Salary owed to the Executive for the remainder of the Term in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company;

(b)           Payment to the Executive of an amount equal to one hundred percent (100%) of the Bonus opportunity actually earned for the Fiscal Year prior to the year of termination, if any; this amount shall be paid in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company;

(c)            Payment to the Executive of an amount equal to five (5) times the Executive’s Base Salary less the amount determined pursuant to Section 6.3(a) above, to be paid in a lump sum within thirty (30) days following termination;

(d)           The same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for the Executive and his dependents on the day immediately preceding the date of termination of employment; provided, however that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (ii) the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA. The Company shall continue to provide the Executive and his dependents with such health coverage at the Company's expense until the date the Executive and his dependents are no longer eligible to receive continuation coverage pursuant to COBRA; and

(e)           All outstanding Awards shall immediately vest upon termination and the Executive shall be entitled to sell, transfer or otherwise convey all shares of stock received pursuant to the Awards as of the date of termination notwithstanding any provision in any award agreement to the contrary, subject to compliance with the federal securities laws.  Executive shall remain eligible to exercise his stock options through the expiration date of such stock options notwithstanding any provision in any stock option award agreement to the contrary.

(f)           To the extent that severance benefits are payable under this Section 6.3, no severance benefits shall be payable under Section 6.2.

For purposes of this Agreement, a “Change in Control” shall mean:  (i) the direct or indirect acquisition, whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or related persons (such person or persons, an “Acquirer”) constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (A) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the Company, or (B) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (ii) a merger or consolidation of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger or consolidation, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of the Company immediately prior to the consummation of such transaction do not possess, whether directly or indirectly, immediately after the consummation of such merger or consolidation, in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the merged or consolidated person, its direct or indirect parent, or the surviving person of such merger or consolidation; or (iii) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets.

6.4           In the event the Executive’s employment is terminated by the Executive without Good Reason during the Term, the Executive shall be entitled to the Accrued Amounts and, subject to the Executive’s signing, returning to the Company and not revoking a release of claims related to the Executive's employment with the Company, for the benefit of the Company, in the form provided by the Company and mutually agreed upon by the parties (the “Release”), and, provided, that, (a) Executive complies with Sections 7, 8 and 9 below and (b) Executive does not accept employment with or provide consulting service to any web-based provider of adult-oriented social networking, chat or cams services worldwide for a period of one (1) year following Executive’s termination pursuant to this Section 6.4, the Executive shall be entitled to receive, and the Company shall be obligated to provide, the following severance benefits:

(a)           Payments to the Executive of an amount equal to one year's Base Salary plus an amount equal to one hundred percent (100%) of the Bonus opportunity actually earned for the Fiscal Year prior to the year of termination; this amount shall be paid in twenty-four (24) monthly payments, beginning within sixty (60) days following the termination date, as determined by the Company.

(b)           The same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for the Executive and his dependents on the day immediately preceding the date of termination of employment; provided, however that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (ii) the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA. The Company shall continue to provide the Executive and his dependents with such health coverage at the Company's expense until the date the Executive and his dependents are no longer eligible to receive continuation coverage pursuant to COBRA; and

(c)           All outstanding stock options, restricted stock and other awards granted under the Incentive Plan (the "Awards") shall immediately vest upon termination and the Executive shall be entitled to sell, transfer or otherwise convey all shares of stock received pursuant to the Awards as of the date of termination notwithstanding any provision in any award agreement to the contrary, subject to compliance with the federal securities laws.  Executive shall remain eligible to exercise his stock options through the expiration date of such stock options notwithstanding any provision in any stock option award agreement to the contrary.  Notwithstanding this subsection 6.4(c), however, Executive shall have the option, in his sole discretion, to elect to forgo the accelerated vesting of the Awards.

Notwithstanding anything else to the contrary in this Agreement, all severance and benefits provided in this Section 6.4 are subject to the Executive’s signing, returning to the Company and not revoking a release of claims related to the Executive's employment with the Company, for the benefit of the Company, in the form provided by the Company and mutually agreed upon by the parties (the “Release”) within 45 days following the date the Executive actually receives an execution copy of such Release.  The Company shall have no more than 15 days following the Executive's termination of employment to provide Executive with such release.

6.5           In the event of the Executive’s death on or after he becomes entitled to severance hereunder, any severance not yet paid to the Executive as of the date of his death shall be paid to his estate.

Notwithstanding any other provision contained herein, if the Board (or its delegate) determines in its discretion that severance payments due under this Agreement are “nonqualified deferred compensation” subject to Section 409A of the Code and that the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments, to the extent that they are nonqualified deferred compensation subject to Section 409A of the Code shall be paid on the first payroll date of the seventh month following the month in which the Executive’s termination occurs.  For purposes of this Agreement, whether the Executive is a “specified employee” will be determined in accordance with written procedures adopted by the Board.

7.           Intellectual Property.

7.1           All inventions, trade secrets, works of authorship and other intellectual property created by Executive in part or in whole during Executive's employment with the Company using Company resources, or otherwise related to the actual or prospective businesses or interests of the Company, shall be owned exclusively by the Company and shall be deemed "work made for hire" to the extent permissible under applicable law.  Executive agrees to execute and deliver promptly, at the Company's expense, all assignments and other documents requested by the Company to confirm the Company's ownership of such in such intellectual property.  Executive hereby waives any and all moral rights Executive might have in such intellectual property.  Executive agrees that any inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information, conceived, discovered, made or developed by Executive, solely or jointly with others, after Executive's termination of employment with the Company that are based on the Company's Confidential Information shall belong to the Company and Executive hereby assigns any and all rights in such items to the Company.

7.2           Executive agrees he will fully and promptly disclose, in writing, to the Company all inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information which Executive may, solely or jointly with others, conceive, discover, make or develop while employed with the Company.

8.           Confidentiality.   The Executive understands and acknowledges that in the course of his employment, he has had and will continue to have access to and will learn confidential information regarding the Company that concerns the technological innovations, operations and methodologies of the Company, including, without limitation, business plans, financial information, protocols, proposals, manuals, procedures and guidelines, computer source codes, programs, software, know-how and specifications, inventions, copyrights, trade secrets, market information, developments (as hereinafter defined), data and customer information (collectively, “Confidential Information”). The Executive recognizes that the use or disclosure of Confidential Information could cause the Company substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, the Executive agrees that during the period beginning on the date hereof and continuing in perpetuity thereafter, he shall keep confidential and shall not directly or indirectly disclose any such Confidential Information to any third party, except as required to fulfill his duties in connection with his employment by the Company, and shall not misuse, misappropriate or exploit such Confidential Information in any way. The restrictions contained herein shall not apply to any information which the Executive can demonstrate (i) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Agreement or (ii) was the subject of a court order to disclose.

9.            Interference with Business.  Executive acknowledges that because of Executive's responsibilities at the Company, Executive has developed and will help to develop, and has been and will be exposed to, the Company's business strategies, information on customers and clients, and other valuable Confidential Information and that use or disclosure of such Confidential Information in breach of this Agreement would be extremely difficult to detect or prove.  Executive also acknowledges that the Company's relationships with its employees, customers, clients, vendors, and other persons are valuable business assets.  Therefore, Executive agrees as follows:

9.1           Executive shall not, for a period of one (1) year following termination of Executive's employment with the Company for any reason, directly or indirectly solicit, induce, recruit, or encourage any officer, director or employee of the Company to leave the Company or terminate his or her employment with the Company.

9.2           Executive shall not, for a period of one (1) year following the termination of Executive's employment with the Company for any reason, for the purpose of selling products or services competitive with the Company's, solicit any actual or prospective customer or client of the Company by using the Company's Confidential Information, or otherwise solicit such customers or clients by using means that amount to unfair competition.

10.           Administration/Other Agreements.  Notwithstanding anything contained in this Agreement to the contrary, the Executive acknowledges and agrees that the Board, in its sole and absolute discretion, shall administer this Agreement in a manner that complies with Section 409A of the Code.

11.           Section 280G Gross-Up Payments.  If any of the payments under this Agreement ("Payment")  will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash additional amounts (the "Gross-Up Payments") such that the net amount retained by the Executive after deduction from the Payment and the Gross-Up Payments of any Excise Tax imposed upon the Payment and any federal, state and local income tax and Excise Tax and any other tax imposed upon the Gross-Up Payments shall be equal to the original amount of the Payment, prior to deduction of any Excise Tax imposed with respect to the Payment.  The Gross-Up Payments are intended to place the Executive in the same economic position he would have been in if the Excise Tax did not apply.  The Gross-Up Payments shall be paid to the Executive when any Excise Tax relating to said Payment becomes due and payable, provided that such Gross-Up Payments shall not be paid later than the end of the calendar year next following the calendar year in which the Executive remits (or has remitted on his behalf) the related taxes to the appropriate tax authorities.

12.           Miscellaneous.

12.1           Notices.  All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered with an acknowledgement of receipt or if mailed by first class registered or certified mail, return receipt requested, addressed to Company and to the Executive at their last known respective addresses, or to such other person or address as may be designated by like notice hereunder.  Any such notice shall be deemed to be given on the day delivered, if personally delivered, or on the third day after the mailing if mailed.

12.2           Parties in Interest.  The Executive shall not delegate his employment obligations under this Agreement to any other person.  The Company may not assign any of its obligations hereunder other than to any entity that acquires (by purchase, merger or otherwise) all or substantially all of the voting stock or assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive.  In the event of a merger or other combination, or the sale or liquidation of business and assets, the Company shall use its reasonable best efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successor and permitted assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement.

12.3           Further Assurances.  From and after the date of this Agreement, each of the parties hereto shall from time to time, at the request of the other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

12.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of California applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.  The parties hereby consent and agree to the exclusive jurisdiction of the state and federal courts in the County of Santa Clara, State of California in any lawsuit arising from or relating to this Agreement.

12.5           Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Facsimile signatures shall be considered originals for all purposes.

12.6           Severability.  The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

12.7           Entire Agreement; Modification; Waiver.  Except as otherwise specifically contemplated herein and the Executive's Indemnification Agreement, this Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any.  Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the parties.  No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default.  No amendment of the Agreement may cause any amount payable to the Executive prior to the amendment to be includible in the Executive’s taxable income on any earlier date under the provisions of Code Section 409A as determined after the amendment.

13.           Section 409A Compliance.  It is intended that all benefits and compensation payable pursuant to this Agreement are exempt from or, alternatively, comply with Code Section 409A (and any legally binding guidance promulgated under Code Section 409A, including, without limitation, the Final Treasury Regulations), and this Agreement will be interpreted, administered and operated accordingly.  In the event that any provision of this Agreement is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such inconsistent provision.  In accordance with the foregoing, the Executive shall not have a legally binding right to any distribution made to Executive in error.  Notwithstanding the foregoing, in no event will any of the Company, its parent, its or their respective subsidiaries, affiliates, or officers, directors, employees, or agents have any liability for failure of this Agreement to be exempt from or comply with Code Section 409A and none of the foregoing guarantees that the Agreement is exempt from or complies with Code Section 409A.  For all purposes under Code Section 409A, the Executive’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  A “termination of employment” under this Agreement shall mean a “separation from service” under Code Section 409A and Final Treasury Regulation 1.409A-1(h) and the default presumptions thereof.

Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

14.           Attorney Fees.  In the event that either party is required to pursue claims or commence litigation to enforce their rights under this Agreement, or to defend against claims brought against them by the other party that are determined by a court to be without merit, the prevailing party shall be entitled to recover their reasonable attorneys' fees and costs.

15.           Tenure.  The Company acknowledges the tenure of Executive as an employee of the Company and his tenure and eligibility under the Company's policies and compensation and benefit programs applicable to employees.

[ signature page follows ]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FRIENDFINDER NETWORKS INC.

By: /s/ Ezra Shashoua
Name: EZRA SHASHOUA
Title: CHIEF FINANCIAL OFFICER

VARIOUS, INC.

By: /s/ Ezra Shashoua
Name: EZRA SHASHOUA
Title: CHIEF FINANCIAL OFFICER

EXECUTIVE:

/s/ Anthony L. Previte
ANTHONY L. PREVITE

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